Exhibit 99.1

Erasca Reports Fourth Quarter and Full Year 2025 Business Updates and Financial Results

Encouraging early clinical activity observed during ERAS-0015 dose escalation, including ongoing responses across multiple RAS-mutant tumors with favorable safety, tolerability, and pharmacokinetics

Phase 1 monotherapy data for ERAS-0015 expected in H1 2026 and for ERAS-4001 in H2 2026

Successfully completed $259 million upsized financing in January

Robust balance sheet with pro forma cash, cash equivalents, and marketable securities of $434 million expected to fund operations into H2 2028

SAN DIEGO, March 12, 2026 (GLOBE NEWSWIRE) -- Erasca, Inc. (Nasdaq: ERAS), a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers, today provided business updates and reported financial results for the fiscal quarter and full year ended December 31, 2025.

“Our RAS-targeting franchise continues to advance rapidly in the clinic, reflecting our strong operational execution and high investigator and patient enthusiasm,” said Jonathan E. Lim, M.D., Erasca’s chairman, CEO, and co-founder. “Importantly, the best-in-class potential of our pan-RAS molecular glue ERAS-0015 was underscored by ongoing partial responses at a low dose of 8 mg QD across multiple tumor types and RAS mutations, together with favorable safety and pharmacokinetics (PK) data, as of the data cutoff*. This clinical progress and the successful upsized public offering heighten excitement in our RAS-targeting franchise and strengthen our financial position as we further advance clinical development.”

Dr. Lim continued, “In 2026, we expect additional Phase 1 data for ERAS-0015 in the first half of the year, as well as initial data for our pan-KRAS inhibitor ERAS-4001 in the second half of the year. Our focus continues to be on streamlined execution across our clinical programs, and with our recent capital infusion, we believe that we are strongly positioned to drive our RAS-targeting franchise for the benefit of patients.”

Research and Development (R&D) Highlights

•
Announced Promising Early Clinical Data for ERAS-0015: In January 2026, Erasca announced promising early clinical activity for ERAS-0015 during dose escalation, including confirmed partial responses in multiple tumor types with different RAS mutations, favorable safety and tolerability data, with no dose-limiting toxicities and predominantly low-grade adverse events and encouraging safety and well-behaved, linear PK.*

* Data cutoff date was January 7, 2026

Corporate Highlights

•
Expanded License Agreement Territory for ERAS-0015: In March 2026, Erasca announced the expansion of its existing licensing agreement with Joyo Pharmatech Co., Ltd. (Joyo) to include

China, Hong Kong, and Macau, providing Erasca with worldwide rights to its potential best-in-class pan-RAS molecular glue ERAS-0015.

•
Completed Upsized Financing: In January 2026, Erasca completed a successful upsized public offering, raising approximately $258.8 million in gross proceeds. The transaction, supported by new and existing healthcare-focused investors, significantly strengthened Erasca’s balance sheet.

•
Composition of Matter Patents Issued in the U.S. for RAS-Targeting Franchise: Erasca announced that the U.S. Patent and Trademark Office issued patents for its RAS-Targeting Franchise
o
U.S. patent No. 12,552,813 titled “Heterocyclic Substituted Pyrimidopyran Compound And Use Thereof,” was issued in February 2026, which protects the composition of matter of ERAS-4001 and related compositions until June 2043, which period may be subject to patent term adjustments or extensions
o
U.S. patent No. 12,458,647 titled “Macrocyclic Derivative And Use Thereof,” was issued in October 2025, which protects the composition of matter of ERAS-0015 and related compositions until September 2043, which period may be subject to patent term adjustments or extensions

Key Upcoming Milestones

•
AURORAS-1 and JYP0015M101**:Phase 1 trials for ERAS-0015 (pan-RAS molecular glue) in patients with RAS-mutant solid tumors in the US and China, respectively
o
Phase 1 monotherapy data from both the US and China expected in the first half of 2026
o
Initiation of AURORAS-1 monotherapy expansion cohorts and combination dose escalation cohort planned for the second half of 2026
o
AURORAS-1 monotherapy expansion data and combination dose escalation data planned for 2027
•
BOREALIS-1:Phase 1 trial for ERAS-4001 (pan-KRAS inhibitor) in patients with KRAS-mutant solid tumors
o
Phase 1 monotherapy data expected in the second half of 2026
o
Initiation of monotherapy expansion cohorts and combination dose escalation cohorts planned for 2027

** JYP0015M101 is a clinical trial in China sponsored by Joyo that is assessing ERAS-0015 in adult patients with advanced solid tumors harboring specific RAS mutations.

Fourth Quarter and Full Year 2025 Financial Results

Cash Position: Cash, cash equivalents, and marketable securities were $341.8 million as of December 31, 2025, compared to $440.5 million as of December 31, 2024. Erasca expects its current cash, cash equivalents, and marketable securities (inclusive of the net proceeds received from the January 2026 underwritten offering and net of the payment to Joyo in connection with the exercise of the option to obtain worldwide rights) to fund operations into the second half of 2028.

Research and Development (R&D) Expenses: R&D expenses were $23.2 million for the quarter ended December 31, 2025, compared to $26.1 million for the quarter ended December 31, 2024. The decrease was primarily driven by decreases in expenses incurred in connection with clinical trials, preclinical studies, discovery activities, outsourced services, and consulting fees. R&D expenses were $92.9 million for the full year ended December 31, 2025, compared to $115.4 million for the full year ended December 31, 2024. Erasca also recorded $9.5 million of in-process R&D expense during the year ended December 31, 2025 for the achievement of milestones under Erasca’s ERAS-0015 and ERAS-4001 license agreements and $22.5 million of in-process R&D expense during the year ended December 31, 2024 for upfront payments under Erasca’s ERAS-0015 and ERAS-4001 license agreements.

General and Administrative (G&A) Expenses: G&A expenses were $9.4 million for the quarter ended December 31, 2025, compared to $9.6 million for the quarter ended December 31, 2024. The decrease was primarily driven by a decrease in legal fees. G&A expenses were $38.6 million for the full year ended December 31, 2025, compared to $41.7 million for the full year ended December 31, 2024.

Net Loss: Net loss was $29.1 million, or $(0.10) per basic and diluted share, for the quarter ended December 31, 2025, compared to $32.2 million, or $(0.11) per basic and diluted share, for the quarter ended December 31, 2024. For the full year ended December 31, 2025, Erasca reported a net loss of $124.5 million, or $(0.44) per basic and diluted share, compared to a net loss of $161.7 million, or $(0.69) per basic and diluted share, for the full year ended December 31, 2024.

About Erasca
At Erasca, our name is our mission: To erase cancer. We are a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers. Our company was co-founded by leading pioneers in precision oncology and RAS targeting to create novel therapies and combination regimens designed to comprehensively shut down the RAS/MAPK pathway for the treatment of patients with cancer. We believe our team’s capabilities and experience, further guided by our scientific advisory board which includes the world’s leading experts in the RAS/MAPK pathway, uniquely position us to achieve our bold mission of erasing cancer.

Cautionary Note Regarding Forward-Looking Statements
Erasca cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the potential therapeutic benefits of our product candidates, including ERAS-0015 and ERAS-4001, and the planned advancement of our development pipeline, including the anticipated timing of data readouts for the AURORAS-1 and JYP0015M101 trials, and the BOREALIS-1 trial, and the anticipated timing of the initiation of additional expansion cohorts for the AURORAS-1 and

BOREALIS-1 trials; our belief that we are strongly positioned to drive our RAS-targeting franchise for the benefit of patients; the sufficiency of our cash, cash equivalents, and marketable securities to fund our operations into the second half of 2028; and statements relating to the protections provided by our intellectual property portfolio, including the issuance of patents, the anticipated periods of time until such patents expire, and the related implications for us. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our approach to the discovery and development of product candidates based on our singular focus on shutting down the RAS/MAPK pathway, a novel and unproven approach; preliminary results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and as more patient data becomes available, including the risk that an unconfirmed partial response to treatment may not ultimately result in a confirmed partial response to treatment after follow-up evaluations; any forward-looking statements regarding dose-response relationships reflect current expectations and/or assumptions, and are subject to risks and uncertainties that could cause actual results to differ materially; our assumptions about the development potential of ERAS-0015 and ERAS-4001 are based in large part on the preclinical data generated by the licensors and we may observe materially and adversely different results as we conduct our planned studies and trials; the initial data presented from the JYP0015M101 trial will be based upon data generated by the licensor; results from preclinical studies or early clinical trials not necessarily being predictive of future results; our assumptions around which programs may have a higher probability of success may not be accurate, and we may expend our limited resources to pursue a particular product candidate and/or indication and fail to capitalize on product candidates or indications with greater development or commercial potential; potential delays in the commencement, enrollment, data readout, and completion of clinical trials and preclinical studies; our dependence on third parties in connection with manufacturing, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization, or may result in recalls or product liability claims; unfavorable results from preclinical studies or clinical trials; the inability to realize any benefits from our current licenses, acquisitions, and collaborations, and any future licenses, acquisitions, or collaborations, and our ability to fulfill our obligations under such arrangements; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates and maintain our rights under intellectual property licenses; our ability to fund our operating plans with our current cash, cash equivalents, and marketable securities; we may use our capital resources sooner than we expect; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Erasca, Inc.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31,	December 31,
	2025	2024
Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$341,796	$440,473
Working capital	257,728	277,398
Total assets	396,154	502,526
Accumulated deficit	(892,209)	(767,663)
Total stockholders’ equity	325,171	423,499

Erasca, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Operating expenses:
Research and development	$23,241	$26,122	$92,854	$115,359
In-process research and development	—	—	9,500	22,500
General and administrative	9,363	9,590	38,551	41,728
Total operating expenses	32,604	35,712	140,905	179,587
Loss from operations	(32,604)	(35,712)	(140,905)	(179,587)
Other income (expense)
Interest income	3,566	5,283	16,607	20,093
Other expense, net	(54)	(1,803)	(248)	(2,156)
Total other income (expense), net	3,512	3,480	16,359	17,937
Net loss	$(29,092)	$(32,232)	$(124,546)	$(161,650)
Net loss per share, basic and diluted	$(0.10)	$(0.11)	$(0.44)	$(0.69)
Weighted-average shares of common stock used in computing net loss per share, basic and diluted	283,829,318	282,845,918	283,533,696	233,817,916
Other comprehensive income (loss):
Unrealized (loss) gain on marketable securities, net	(21)	(1,420)	223	328
Comprehensive loss	$(29,113)	$(33,652)	$(124,323)	$(161,322)

Contact:
Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

Source: Erasca, Inc.